UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) October 26, 2004

ACUSPHERE, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-50405	04-3208947
(Commission File Number)	(IRS Employer Identification No.)

500 Arsenal Street, Watertown, Massachusetts	02472
(Address of Principal Executive Offices)	(Zip Code)

(617) 648-8800
(Registrant’s Telephone Number, Including Area Code)

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Effective October 26, 2004, Acusphere, Inc. (the “Company”) and certain of the Company’s stockholders entered into Amendment No. 3 (the “Amendment”) to the Company’s Tenth Amended and Restated Investors’ Rights Agreement (the “Investors’ Rights Agreement”).  The Investors’ Rights Agreement provides certain of the Company’s stockholders, substantially comprised of the Company’s pre-initial public offering institutional and venture capital investors, partners and vendors, with certain rights related to the registration of shares held by such stockholders for sale under the Securities Act of the 1933 (the “Securities Act”).

Pursuant to the amendment to the Investors’ Rights Agreement, the shareholders waive previously agreed to piggyback registration rights under certain circumstances in exchange for the Company’s agreement to register for resale shares of the Company’s common stock held by certain of the Company’s stockholder at a time of the Company’s choosing prior to December 31, 2005.  As of the date of this report, stockholders party to and entitled to exercise registration rights under the Investors’ Rights Agreement hold approximately 8.5 million shares of the Company’s common stock, or approximately 48% of the Company’s common stock currently outstanding.  Most of these shares are currently eligible for re-sale under Rule 144 of the Securities Act.  Any registration statement voluntarily filed by the Company in connection with the Investors’ Rights Agreement may also include other shares held by other stockholders.

The descriptions of the Amendment that are contained in this report are qualified in their entirety by reference to the Amendment attached hereto as Exhibit 10.1.

Item 9.01.  Financial Statements and Exhibits.

The following exhibit is furnished as part of this report, where indicated:

(c)  Exhibits.

Exhibit No.	Description

10.1	Amendment No. 3 to Investors’ Rights Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACUSPHERE, INC.

Dated: November 1, 2004	By:	/s/John F. Thero
	Name:	John F. Thero
	Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Amendment No. 3 to Investors’ Rights Agreement